Exhibit 99.1

MEMORANDUM

TO:	Directors and Executive Officers of The New York Times Company

FROM:	Ellen C. Shultz, Executive Vice President, Talent and Inclusion

DATE:	November 20, 2017

RE:	Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

This notice is to inform you of significant restrictions on your ability to trade in shares of The New York Times Company (the “Company”) Class A common stock (the “Common Stock”) during an upcoming “blackout period” that will apply to The New York Times Companies Supplemental Retirement and Investment Plan (the “401(k) plan”).

This blackout period is required to facilitate the elimination of The New York Times Company Stock Fund (the “Company Stock Fund”) as an investment option under the 401(k) plan, and the liquidation of shares of Common Stock currently held in the Company Stock Fund.

The blackout period will begin on December 20, 2017, at 4:00 p.m., and end no later than the week ending December 30, 2017 (such period, the “Blackout Period”). During the Blackout Period, participants in the 401(k) plan will be unable to direct or diversify investments in the Company Stock Fund and/or take certain withdrawals, loans or distributions from the portion of the participant’s account invested in the Company Stock Fund.

Your ability to trade in Company Common Stock is affected by the Blackout Period. Under the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission rules, during the Blackout Period, directors and executive officers are, with limited exceptions, prohibited from purchasing, selling or otherwise acquiring or transferring any equity security of the Company acquired in connection with their service or employment as a director or executive officer. The term “equity security” is defined broadly to include Common Stock, options and other derivatives. Transactions covered by this trading restriction are not limited to those involving your direct ownership, but also include any transaction in which you may have a pecuniary interest (for example, transactions by your immediate family members living in your household).

Specifically, during the Blackout Period, SEC rules prohibit you from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any Company equity securities, subject to certain limited exceptions.

This restriction should have little or no impact on you because, during the Blackout Period, you will already be precluded from trading under the Company’s Insider Trading Policy, which disallows transactions in Company equity securities outside of Company-established window periods (in this case, until after the Company’s public release of fourth quarter 2017 earnings results).

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have any questions concerning this notice or the Blackout Period, including when the Blackout Period has started or ended, please feel free to call me at (212) 556-1234 or Diane Brayton, Executive Vice President, General Counsel and Secretary, at (212) 556-1234, or contact either of us by mail at The New York Times Company, 620 Eighth Avenue, New York, New York 10018.